Exhibit 4.6

[Certificate_Number]	Incorporated Under the	[Number_of_Shares]
Laws of the State of Delaware
May 19, 2020

WeWork Inc.

The corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

THIS IS TO CERTIFY THAT [Holder_Name] is the registered owner of [Shares_Written_Out] Shares of the [Stock_Designation_Name] of

WeWork Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by its duly authorized officers this [_]th day of [_], 20[_].

[Officer_Name_and_Title]	[Officer_Name_and_Title]

SEE REVERSE SIDE FOR RESTRICTIVE LEGENDS, IF ANY